Exhibit 5

OPINION OF HELLER EHRMAN WHITE & MCAULIFFE LLP

August 27, 2003

Main (415) 772-6000

Fax (415) 772-6268

REMEC, Inc.

3790 Via de la Valle, Suite 311

Del Mar, California 92014

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to REMEC, Inc., a California corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) which the Company proposes to file with the Securities and Exchange Commission on or about August 27, 2003, for the purpose of registering under the Securities Act of 1933, as amended, 2,000,000 shares of its Common Stock (the “Shares”). The Shares are issuable under the Company’s Employee Stock Purchase Plan (the “Plan”).

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

(a)	The Restated Articles of Incorporation of the Company, as amended to date, certified by the Secretary of State of the State of California as of August 14, 2003 and certified to us by officers of the Company as being complete and in full force and effect as of the date of this opinion;

(b)	The Bylaws of the Company, as amended to date, certified to us by officers of the Company as being complete and in full force and effect as of the date of this opinion;

(c)	A certificate of officers of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors and shareholders of the Company relating to the adoption and approval of the Plan, and (ii) certifying as to certain factual matters;

(d)	A Certificate of Status relating to the Company issued by the Secretary of State of the State of California as of August 12, 2003;

REMEC, Inc.
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(e)	The Registration Statement;

(f)	A letter from Mellon Investor Services LLC, the Company’s transfer agent, dated August 26, 2003 as to certain factual matters; and

(g)	The Plan.

This opinion is limited to the federal laws of the United States of America and the California Corporations Code. We disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Shares to be sold are issued in accordance with the terms of the Plan, (ii) the Company receives the full consideration for the Shares as stated in the Plan, and (iii) all applicable securities laws are complied with, it is our opinion that the Shares covered by the Registration Statement, when issued and sold by the Company, after payment therefore in the manner provided in the Plan and the Registration Statement, will be legally issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    HELLER EHRMAN WHITE & MCAULIFFE LLP